UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2023

Apollo Realty Income Solutions, Inc

(Exact name of Registrant as Specified in Its Charter)

Maryland	333-264456	87-2557571
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Apollo Global Management, Inc. 9 West 57th Street, 42nd Floor New York, New York		10019
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 515-3200

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01 Other Events.

On May 25, 2023, Apollo Realty Income Solutions, Inc. (the “Company”) acquired a $50 million pari passu interest in a $530 million floating-rate first mortgage loan secured by an approximately 482,000 square foot hyperscale data center being constructed in Gainsville, VA. Affiliates of Apollo Global Management, Inc. acquired a $215 million pari passu interest in the loan, with the $265 million remaining pari passu interest held by a third party. The loan has a three-year initial term, with two one-year extension options and an interest rate of SOFR plus 410 basis points. The data center is 100% leased to a AAA-rated, multinational technology company for a 15-year lease term.

On June 8, 2023, the Company acquired a $25 million pari passu interest in a $50 million upsizing of an existing floating rate senior loan that now totals $330 million, secured a portfolio of seven hotels totaling 1,908 keys located in Boston, Miami, New York, Washington, D.C., Seattle and San Francisco. An affiliate of Apollo Global Management, Inc. holds a $140 million pari passu interest in the loan with the balance held by a third party. The upsized loan has a remaining term of 2.1 years through initial maturity and 3.1 years through extended maturity and an interest rate of SOFR plus 415 basis points.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Company Name

Date: June 9, 2023	By:	/s/ John Calace
Name: John Calace
Title: Chief Financial Officer, Treasurer and Secretary